*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R §§ 200.80(b)(4)
and 240.24b-2

Exhibit 10.32

FOURTH AMENDMENT TO RESEARCH COLLABORATION AND LICENSE AGREEMENT DATED MAY 31, 1991

This Fourth Amendment (“Fourth Amendment”), entered into this 20th day of August, 2003 (“Amendment Effective Date”), between Merck & Co., Inc. (“MERCK”) and Vical Incorporated (“VICAL”), amends the Research Collaboration and License Agreement between MERCK and VICAL dated May 31, 1991, as previously amended on April 27, 1994, December 13, 1995, and November 3, 1997 (collectively the “Agreement”).

RECITALS:

WHEREAS, pursuant to the Agreement, MERCK obtained an exclusive license under VICAL PATENT RIGHTS and VICAL KNOW-HOW to develop, make, have made, use and sell LICENSED PRODUCTS in the TERRITORY upon the terms and conditions set forth therein; and

WHEREAS, INFLUENZA VACCINE is a LICENSED PRODUCT; and

WHEREAS, on April 27, 1995, MERCK exercised its option to pursuant to Section 8.3(c) of the Agreement to obtain an exclusive license under the VICAL PATENT RIGHTS and VICAL KNOW-HOW for vaccines used for the prevention of herpes simplex virus (hereinafter “HSV VACCINE”), making such a vaccine a LICENSED PRODUCT under the Agreement; and

WHEREAS, in April 1994, MERCK exercised its option to pursuant to Section 8.3(c) of the Agreement to obtain an exclusive license under the VICAL PATENT RIGHTS and VICAL KNOW-HOW for vaccines for human papilloma virus; and

WHEREAS, on December 13, 1995, the parties amended the Agreement to define any vaccine for the treatment, prevention, or prevention and treatment of clinical diseases caused by or associated with human papilloma virus (“HPV VACCINE”) as a LICENSED PRODUCT under the Agreement; and

WHEREAS, the parties wish to amend the Agreement to provide for the reversion of rights to VICAL under the VICAL PATENT RIGHTS and VICAL KNOW-HOW for INFLUENZA VACCINE, HPV VACCINE and HSV VACCINE; and

WHEREAS, VICAL and MERCK have held discussions regarding the exclusivity of the license granted to MERCK in Article 3.1 of the Agreement as it applies to TREATMENT VACCINES which the parties wish to address; and

WHEREAS, VICAL and MERCK have also held discussions regarding the determination of royalty rates for TREATMENT VACCINES which are covered by VALID PATENT RIGHTS pursuant to Article 8.4(b)(i)(A) of the Agreement which the parties wish to address; and

WHEREAS, VICAL and MERCK have agreed that MERCK shall have an option to obtain a license under the VICAL Patent Rights and VICAL Know-How to vaccines for the prevention, treatment, and prevention and treatment of diseases and medical conditions associated with certain oncological targets upon the same terms and conditions as set forth in the Agreement for LICENSED PRODUCTS;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the parties hereto agree as follows:

1.                                       This Fourth Amendment shall be effective as of the date set forth above (the “Amendment Effective Date”).

2.                                       Reversion of Rights to VICAL.  As of the Amendment Effective Date, the license granted to MERCK pursuant to Article 3.1 of the Agreement, and the rights and obligations of MERCK and VICAL arising therefrom, other than the obligations provided under Articles 21.1, 21.2, 21.3 and Article 6 shall no longer apply to INFLUENZA VACCINE, HPV VACCINE and HSV VACCINE, and INFLUENZA VACCINE, HPV VACCINE and HSV VACCINE shall no longer be deemed to be LICENSED PRODUCTS under the Agreement.  Accordingly, the following provisions of the Agreement shall be amended:

(a)                                  Article 1.3 “LICENSED PRODUCT”, shall be amended by deleting “or INFLUENZA VACCINE” in the first and second lines thereof, as more fully set forth in paragraph 8(b) below; and

(b)                                 Article 1.4 “COMBINATION PRODUCT” shall be amended by deleting “or INFLUENZA VACCINE” from the third line thereof; and

(c)                                  Article 12.3 shall be amended by deleting “and human INFLUENZA VACCINE” at the end of the second sentence thereof.

3.                                       No Obligation to Provide Data.  MERCK shall have no obligation to provide any MERCK KNOW-HOW or any other materials, data or other information to VICAL in connection with the reversion to VICAL of MERCK’s rights to INFLUENZA VACCINE, HPV VACCINE and HSV VACCINE.

4.                                       Freedom to Operate – INFLUENZA VACCINE.  In the event the making, having made, use, offer for sale, sale or import by VICAL of INFLUENZA VACCINE utilizing the Technology (“DNA INFLUENZA VACCINE”) would infringe during the term of this Agreement any claim of issued patents claiming the composition of matter, methods of treatment or use of DNA INFLUENZA VACCINES owned by MERCK or an AFFILIATE OF MERCK, MERCK hereby covenants not to sue VICAL for such infringement, provided, however, that such covenant not to sue shall not apply to methods of treatment or use of vaccines utilizing the Technology that: (i) are discovered by MERCK or its AFFILIATES after the Amendment Effective Date, or (ii) are or have been licensed by MERCK or its AFFILIATES from third parties, either before or after the Amendment Effective Date.

5.                                       Release of Claims Related to INFLUENZA VACCINE, HPV VACCINE and HSV VACCINE.  VICAL, on behalf of itself, its agents, AFFILIATES, employees, officers, directors, shareholders, attorneys, assigns, licensees and other representatives each a “Releasing Party”), hereby releases and forever discharges MERCK and MERCK’s agents, AFFILIATES, employees, officers, directors, shareholders, attorneys, assigns, licensees and other representatives (each a “Released Party”), from any and all actions, causes of action, suits, charges, complaints, arbitrations, claims, judgments, demands, obligations or liabilities, damages, rights, costs, loans, debts and expenses (including attorneys’ fees and expenses), in law or equity, whether now known or unknown, determined or determinable, by or to any Releasing Party arising out of or in any way related to any acts or omissions by MERCK or the Released Parties in the conduct of research and development related to INFLUENZA VACCINE, HPV VACCINE and HSV VACCINE under the Agreement (each a “Released Claim”). Each Releasing Party agrees that neither it, nor any other Releasing Party, nor any other person acting by, through, or under, any Releasing Party, shall institute, pursue, solicit, encourage or assist any action or actions, cause or causes of action (in law or at equity), suits, arbitration proceedings or claims in any court (including state, federal or foreign) or other tribunal or forum against or adverse to any Released Party arising out of or in any way related to the Released Claims.  Nothing herein shall release MERCK from its obligation to perform the terms, conditions, and promises of all other provisions of this Agreement.

6.                                       Exclusive License Relating to TREATMENT VACCINES.  MERCK and VICAL hereby agree to amend Section 3.1 for the purpose of clarifying that MERCK has exclusive rights, even as to

VICAL, as it relates to TREATMENT VACCINES. Accordingly, the following provisions of the Agreement shall be amended:

(a)                                  Article 3.1 is hereby amended to be replaced in its entirety as follows:

VICAL grants to MERCK an exclusive license (even as to VICAL) under VICAL KNOW-HOW and VICAL PATENT RIGHTS to develop, make, have made, use and sell LICENSED PRODUCTS in the TERRITORY with the right to grant sublicenses to AFFILIATES of MERCK and those persons or entities through whom MERCK, in the normal course of its business collaborates in the manufacture and sale of its products; provided however, that nothing in this Agreement shall prohibit VICAL from utilizing the VICAL KNOW-HOW and/or VICAL PATENT RIGHTS, exclusive of MERCK KNOW-HOW, to develop, make, have made, use and sell, either by itself or with one or more third parties, products for the treatment of infectious diseases; provided, further, notwithstanding the preceding proviso, that VICAL shall not have any right to develop, make, have made, use, or sell, either by itself or with one or more third parties, TREATMENT VACCINES.

7.                                       Royalty Rates for TREATMENT VACCINES.  MERCK and VICAL hereby agree that Article 8.4(b)(i)(A) shall be amended to state as follows:

                                                the sale of which is covered by VALID PATENT RIGHTS in the country of sale, for the term of the relevant VALID PATENT RIGHTS in the following amounts:

For annual cumulative NET SALES for all countries of the world outside the United States (and its territories and possessions) the sale of which is covered by VALID PATENT RIGHTS less than or equal to […***…]

[…***…] of NET SALES

For annual cumulative NET SALES greater than […***…] for all countries of the world outside the United States (and its territories and possessions) the sale of which is covered by VALID PATENT RIGHTS, for that portion of such NET SALES greater that […***…]

[…***…] of NET SALES

8.                                       Amended Definitions Relating to CANCER TARGETS.

(a)                                  The Agreement is amended by adding to Article 1 new provisions as follows:

1.15                           CANCER INDICATION means an oncological disease or diseases in humans, and/or diseases or medical conditions associated with such an oncological disease in humans.

1.16                           CANCER TARGET means a TARGET against which a host-mediated humoral or cellular immune response is intended to or would prevent, treat, or prevent and treat a CANCER INDICATION.

1.17                           CANCER VACCINE means a preparation for administration to humans: (i) which contains an antigenically-active component or components that facilitate a host-mediated cellular and/or humoral immune response for a CANCER TARGET; and (ii) which is intended to or would prevent, treat, or prevent and treat one or more CANCER INDICATIONS; and (iii) the manufacture and/or sale of which preparation would infringe the VICAL PATENT RIGHTS or would utilize VICAL KNOW-HOW,

*Confidential Treatment Requested

provided, however, that no CANCER VACCINE shall include components that encode for the HLA-B7 complex or parts thereof.

1.18                           TARGET means (i) DNA and all post-transcriptional material encoded by such DNA, including all naturally occurring or disease-associated truncations, mutations, variants, fragments and post-transcriptional modifications thereof (including but not limited to splice variants and polysaccharides) and all material encoded by such post-transcriptional material including but not limited to proteins; (ii) the DNA encoding a polypeptide or protein, as identified by a sequence of amino acids, and all post-translational variants thereof including but not limited to glycosylation and phosphorylation modifications.

(b)           The following provisions of Article 1 are hereby amended, as follows:

1.3                                 LICENSED PRODUCT means (i) a bulk or finished AIDS VACCINE, or other vaccine for the prevention of human infectious disease if licensed hereunder, which utilizes the Technology or technology which is developed by VICAL during and as a result of the RESEARCH COLLABORATION PROGRAM; and (ii) upon the exercise of an Option for a CANCER VACCINE, such bulk or finished CANCER VACCINE for the prevention of CANCER INDICATIONS, provided, however, that if any vaccine under (i) or (ii) above is also capable of being used for treatment of the same human infectious disease or CANCER INDICATION, then such therapeutic use of such vaccine shall also be considered a LICENSED PRODUCT for purposes of the license being granted by VICAL to MERCK under this Agreement; and TREATMENT VACCINES.

1.14                           TREATMENT VACCINES means a bulk or finished vaccine for the treatment of (i) Human Immunodeficiency Virus (“HIV-1”) and/or diseases caused by infection with HIV-1 in humans; (ii) Hepatitis  Virus (“HBV”) and or diseases caused by infection with HBV in humans; and (iii) CANCER VACCINES for the treatment (but not prevention or prevention and treatment) of CANCER INDICATIONS.

9.                                       Option to Obtain Exclusive License for CANCER TARGETS.

(a)                                  Option Grant.  VICAL hereby grants MERCK an option (the “Option”) to obtain a license under the VICAL PATENT RIGHTS and VICAL KNOW-HOW to make, have made, use, sell, offer to sell and import CANCER VACCINES in the TERRITORY for up to three (3) CANCER TARGETS (“CANCER TARGET LICENSE”).  Such CANCER TARGET LICENSE shall be exclusive (even as to VICAL) for each CANCER TARGET so licensed, and shall be sublicenseable by MERCK pursuant to the terms applicable to LICENSED PRODUCTS in Section 3.1 of the Agreement.

(b)                                 Option Period.  The period of the Option shall commence on the Amendment Effective Date and shall expire on the […***…] anniversary of the Amendment Effective Date (the “Option Period”).

(c)                                  Option Exercise.  (1)  MERCK shall notify VICAL in writing during the Option Period of its desire to obtain a CANCER VACCINE LICENSE for a particular CANCER TARGET, providing VICAL with a GenBank® accession number for such CANCER TARGET or similar information which uniquely identifies such CANCER TARGET.

(2) VICAL shall notify MERCK in writing within thirty (30) days after receiving such written notice from MERCK whether VICAL shall grant such a CANCER TARGET LICENSE to MERCK, provided, however, that VICAL shall grant to MERCK such a CANCER TARGET LICENSE unless such CANCER TARGET has previously been licensed to an entity that is not an AFFILIATE of VICAL.  In the event that an exclusive license for such CANCER TARGET is not available to MERCK, VICAL shall notify

*Confidential Treatment Requested

MERCK of the reasons why such an exclusive license is not available, consistent with VICAL’s confidentiality obligations to third parties.

(3) The Option shall be deemed to have been exercised by MERCK upon written notice from VICAL pursuant to paragraph (c)(2) that VICAL shall grant a CANCER TARGET LICENSE for such CANCER TARGET, or upon written confirmation by MERCK to VICAL of the expiration of the thirty (30) day period set forth in paragraph (c)(2), whichever is earlier (the “Option Exercise”).  Upon the Option Exercise, CANCER VACCINES for such CANCER TARGET shall be deemed to be LICENSED PRODUCTS under the Agreement.

(d)                                 Payment upon Option Exercise.  Within thirty (30) days after the Option Exercise for each CANCER TARGET, MERCK shall pay to VICAL a CANCER TARGET LICENSE fee of […***…].

(e)                                  Milestones and Royalties for CANCER VACCINES. CANCER VACCINES that are not TREATMENT VACCINES shall be eligible for milestones set forth Schedule A of the Agreement and for royalties set forth in Section 8.4(a) of the Agreement.  CANCER VACCINES that are TREATMENT VACCINES shall be eligible for milestones set forth in Schedule E of the Agreement and for royalties set forth in Section 8.4(b) of the Agreement, provided that for purposes of CANCER VACCINES, the “Effective Date” under Schedule E shall mean the date of Option Exercise for the CANCER TARGET for which such CANCER VACCINE facilitates an immune response.

(f)                                    Diligence for CANCER VACCINES.  Notwithstanding Section 13.1 of the Agreement, MERCK’s diligence obligations regarding CANCER VACCINES shall be as set forth in this paragraph.  MERCK shall use reasonable efforts, consistent with the usual practice followed by MERCK in pursuing the commercialization and marketing of its other vaccine products of a similar commercial value, at its own expense, to develop and commercialize a CANCER VACCINE for each CANCER TARGET for which it has received a CANCER TARGET LICENSE on a commercially reasonable basis in such countries in the Territory where in MERCK’s opinion it is commercially viable to do so, provided, however, that such obligations of MERCK with respect to any CANCER TARGET are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of a CANCER VACCINE for such CANCER TARGET, and the obligation of MERCK to develop or market any CANCER VACCINE for such CANCER TARGET shall be delayed or suspended so long as in MERCK’s opinion any such condition or event exists.

(g)                                 Right of First Negotiation for CANCER VACCINES during Option Period.  If VICAL desires during the Option Period to grant a license to an entity to any third party other than MERCK for any CANCER TARGET, and MERCK has not yet obtained a CANCER TARGET LICENSE for three (3) CANCER TARGETS, VICAL shall so notify MERCK in writing, identifying the CANCER TARGET with a GenBank® accession number or similar information which uniquely identifies such CANCER TARGET. MERCK shall have sixty (60) days in which to respond in writing to such notice indicating MERCK’s desire to obtain a CANCER TARGET LICENSE for such CANCER TARGET. The Option for such CANCER TARGET LICENSE will be deemed to be exercised upon receipt by VICAL of such written notice by MERCK. If MERCK does not respond within such 60-day period, or if MERCK notifies VICAL in writing that MERCK is not interested in obtaining such a CANCER TARGET LICENSE, VICAL shall be free to proceed to pursue negotiation and grant of such license to a third party without further obligation to offer such license to MERCK.

10.                                 The parties have agreed upon a press release relating to this Amendment, which is attached hereto as Attachment 1.

*Confidential Treatment Requested

11.                                 Effect of Amendment.  In no event shall this Fourth Amendment be interpreted as a termination of the Agreement.  This Fourth Amendment shall not be interpreted as an amendment of any provisions of the Agreement except as specifically set forth in this Fourth Amendment, and all other terms and conditions of the Agreement shall remain unmodified and in full force and effect except specifically amended by this Fourth Amendment.

12.                                 Defined Terms.  Unless otherwise provided in this Fourth Amendment, all capitalized terms in this Fourth Amendment shall have the meaning provided for in the Agreement.

13.                                 Survival. Items 4 and 5 of this Amendment No. 4, as well as Sections 12.4 and 12.5 of the Agreement, and Articles 1, 6, 14, and 21 of the Agreement, shall survive termination of the Agreement.

14.                                 Counterparts.  This Amendment No. 4 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

MERCK & CO., INC.		VICAL INCORPORATED

/s/ DR. ANTHONY FORD-HUTCHINSON		/s/ VIJAY B. SAMANT

BY:	Dr. Anthony Ford-Hutchinson	BY:	Vijay B. Samant

TITLE:	Executive Vice President	TITLE:	President and CEO

Worldwide Basic Research

DATE:	August 8, 2003	DATE:	August 20, 2003

Attachment 1

News Release

FOR IMMEDIATE RELEASE

August 21, 2003

Contacts:	Investors:	Media:
	Alan R. Engbring	Janeen Hicks
	Vical Incorporated	Atkins + Associates
	(858) 646-1127	(858) 527-3486

VICAL GRANTS OPTIONS TO MERCK FOR CANCER TARGETS

SAN DIEGO—August 21, 2003—Vical Incorporated (Nasdaq:VICL) announced today that Merck & Co., Inc. (NYSE:MRK) and Vical have amended their existing license agreement.  Under the amended agreement, Merck has obtained an option license for rights to use Vical’s patented non-viral gene delivery technology for three cancer targets. Exercise of the option license for each oncology target would result in an option license fee payment to Vical, and further development may lead to milestone and royalty payments to Vical. In addition, Vical has expanded its infectious disease portfolio by re-acquiring the rights to apply its core vaccine technology for influenza, herpes simplex virus (HSV), and human papilloma virus (HPV) previously licensed to Merck. Merck will retain rights to use the technology for Human Immunodeficiency Virus (HIV), hepatitis C virus (HCV) and hepatitis B virus (HBV).

“We are excited with Merck’s potential application of our technology in the oncology field in addition to their ongoing efforts with infectious disease vaccines,” said Vijay B. Samant, Vical’s President and Chief Executive Officer. “Each of the reacquired targets offers us significant opportunities for commercial development of vaccines leveraging our core technology. We are particularly pleased to regain rights to develop a vaccine for influenza, especially for the elderly, for whom improved effectiveness of vaccines is needed.”

About Vical

Vical researches and develops biopharmaceutical products based on our patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of our DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. We have retained all rights to our internally developed product candidates. In addition, we collaborate with major pharmaceutical companies and biotechnology companies that give us access to complementary technologies or greater resources. These strategic partnerships provide us with mutually beneficial opportunities to expand our product pipeline and serve significant unmet medical needs.

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about potential development of products using the company’s technology in the oncology field and the possibility of payments to the company, the company’s focus, collaborative partners, product candidates, and developmental status. Risks and uncertainties include whether Merck will exercise an option with respect to any of the cancer targets, if any option is exercised, whether the company will receive payments upon Merck’s development of product candidates, whether the company will pursue opportunities, on its own or with collaborative partners, to develop product candidates for HSV, HPV or influenza, whether vaccines for cancer or infectious diseases will be developed and approved, whether any product candidates will be shown to be safe and efficacious in clinical trials, the timing of clinical trials, whether Vical or its collaborative partners will seek or gain approval to market any product candidates, the dependence of the company on its collaborative partners, and additional risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.